[Delta Air Lines letterhead]

May 27, 2004

Mr. Leo F. Mullin
710 Fairfield Road, NW
Atlanta, GA 30327

Dear Leo:

On behalf of the Board of Directors, I would like to express our sincere appreciation for your significant contributions to our Company. In recognition of your service as Chairman and Chief Executive Officer, the Personnel & Compensation Committee has agreed that:

1. Delta will provide you with an office at the Company’s General Offices in Atlanta, including the services of an assistant, through the earlier of December 31, 2004 or the date your primary residence is not in Atlanta.

2. You will be eligible for non-revenue positive space travel in accordance with the standard retired executive officer non-revenue travel policy as it exists from time to time. Under the current policy, you and Leah are eligible for unlimited travel on Delta’s system during your lifetime. Please note that your flight benefits are for pleasure use only and may not be used for any business purpose. Like other retired officers, you will be responsible for any income taxes resulting from this travel.

3. In connection with your retirement, you will receive a total of 31 days of vacation pay, a portion of which has already been paid to you.

It has been a pleasure working with you. We wish you and your family the very best in the years to come.

Sincerely, /s/ David R. Goode David R. Goode Chairman Personnel & Compensation Committee of the Board of Directors